Exhibit 99.1

Eastman Announces Offering of $1.0 Billion 2.4% Notes due 2017, $900 Million 3.6% Notes due 2022 and $500 Million 4.8% Notes due 2042

KINGSPORT, Tenn., May 29, 2012 - Eastman Chemical Company (NYSE:EMN) today announced the public offering of $1 billion 2.4% notes due 2017, $900 million 3.6% notes due 2022 and $500 million 4.8% notes due 2042 (collectively, the “Notes”). Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBS Securities Inc. and Wells Fargo Securities, LLC are serving as joint book-running managers for the offering.

Closing of the offering of Notes is expected to occur on June 5, 2012. Eastman intends to use the net proceeds from the sale of the Notes to pay a portion of the merger consideration relating to Eastman’s pending acquisition of Solutia Inc. (“Solutia”). Pending the application of the net proceeds, Eastman will invest the net proceeds in short-term investments.

Additional Information and Where to Find It

Eastman has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (Registration No. 333-179975), including a proxy statement of Solutia and a prospectus of Eastman, relating to Eastman’s proposed acquisition of Solutia. Eastman has also filed a registration statement on Form S-3 (Registration No. 333-181549) (including a base prospectus), a preliminary prospectus supplement and an issuer free writing prospectus, and Eastman will file a prospectus supplement, relating to the offering of Notes, with the SEC. Prospective investors should read the (i) proxy statement/prospectus Eastman has filed with the SEC for more complete information about Eastman and its proposed acquisition of Solutia and (ii) issuer free writing prospectus, preliminary prospectus supplement and prospectus included in the registration statement for more complete information about Eastman and this offering. Eastman also files annual, quarterly, and current reports, proxy statements and other information with the SEC. We urge you to read these documents and any other relevant documents when available because they contain (and will contain) important information about Eastman and Eastman’s proposed acquisition of Solutia and the offering of Notes. You may get these documents for free by searching the SEC online database (EDGAR) on the SEC’s website at http://www.sec.gov. You may also access Eastman’s SEC filings and obtain other information about Eastman through its website, http://www.eastman.com, by clicking on the “Investors” link and then clicking on the “SEC Information” link, and may request these documents from Eastman by calling (423) 229-4647 or by writing Eastman at P.O. Box 431, Kingsport, Tennessee 37662, Attention: Investor Relations. The information contained in Eastman’s website is not a part of or incorporated by reference into this communication. In addition, the prospectus and the prospectus supplement related to Eastman’s offering of Notes may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, (tel): 1-888-603-5847, Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Attention: Prospectus Department, (tel): 1-877-858-5407, and/or J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, (tel): 1-212-834-4533.

This communication is neither an offer to sell nor a solicitation of an offer to buy any securities described herein, nor shall there be any sale of such securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offering of these securities will be made only by means of a prospectus and any applicable prospectus supplement. The securities described herein have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the prospectus contained therein or any applicable prospectus supplement.

Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Certain important factors, risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those set forth under “Part I. Financial Information–Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations–Forward-Looking Statements and Risk Factors” contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, and any risk factors included or described in our other periodic reports, and in other information that we file with the SEC from time to time.

About Eastman

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day. Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions. The company is committed to finding sustainable business opportunities within the diverse markets it serves. A global company headquartered in Kingsport, Tennessee, USA, Eastman had 2011 sales of $7.2 billion. For more information, visit www.eastman.com. The information on and contents of Eastman’s website are not incorporated by reference into this communication.

Media:

Tracy Broadwater

423-224-0498 / tkbroadwater@eastman.com

Investors:

Greg Riddle

212-835-1620 / griddle@eastman.com